Exhibit 99.1

For Immediate Release

Contact:
Jiangbo Pharmaceuticals, Inc.	CCG Investor Relations
Ms. Elsa Sung, CFO	Mr. Crocker Coulson, President
Phone: (954) 903-9378 ext. 2	Phone: (646) 213-1915
E-mail:elsasung@jiangbo.com	E-mail: crocker.coulson@ccgir.com
http://www.jiangbopharma.com	http://www.ccgirasia.com

Jiangbo Pharmaceuticals Announces Second Quarter Fiscal Year 2011 Results

Laiyang, China, February 23, 2011 – Jiangbo Pharmaceuticals, Inc. (Nasdaq: JGBO) (“Jiangbo” or the “Company”), a pharmaceutical company with its principal operations in the People's Republic of China, today announced its second quarter fiscal year 2011 financial results for the three and six month periods, ended December 31, 2010.

Second Quarter Fiscal Year 2011 Highlights

•	Revenue increased 28.8% to $23.4 million from $18.2 million in the corresponding quarter ended December 31, 2009
•	Gross profit grew 24.5% to $16.8 million from $13.5 million in the corresponding quarter ended December 31, 2009
•	Operating income climbed 81.5% to $13.0 million from $7.1 million in the corresponding quarter ended December 31, 2009
•	Net income was $11.1 million, or $0.87 per basic share, for the quarter ended December 31, 2010, compared to $5.3 million, or $0.49 per basic share in the quarter ended December 31, 2009
•
Excluding non-cash gains related to the change in fair value of derivative liabilities of $4.9 million, amortization of debt discount and debt issuance costs related to convertible debentures of $2.8 million, and unrealized loss on investments of $0.02 million, non-GAAP adjusted net income for diluted EPS was $5.5 million, or $0.37 per fully diluted share for the three months ended December 31, 2010, compared to non-GAAP adjusted net loss for diluted EPS of $16.8 million, or a loss of $1.11 per fully diluted share for the quarter ended December 31, 2009. *

“We are pleased to report another quarter of strong year-over-year revenue growth, driven by increased sales of Clarithromycin sustained-release tablets, Radix Isatidis dispersible tablets and Baobaole chewable tablets, and incremental revenue from our new line of Felodipine sustained-release tablets,” said Jiangbo’s CEO, Mr. Linxian Jin. “Our year-over-year comparisons for this quarter benefitted from an extra six weeks of production versus the same period last year, when we temporarily closed our main facility to complete Good Manufacture Practice (“GMP”) recertification. In the second quarter of fiscal year 2011, we continued to generate robust cash flow from operations and we ended the period with over $135.0 million in cash and cash equivalents.”

Second Quarter Fiscal Year 2011 Results

Total revenue for the three months ended December 31, 2010 increased 28.8% to $23.4 million, compared to $18.2 million in the comparable quarter of 2009, primarily reflecting higher sales of Clarithromycin sustained-released tablets, Radix Isatidis dispersible tablets and Baobaole chewable tablets. Overall sales in the prior year comparable quarter were negatively impacted by the loss of approximately six weeks of production time to complete Good Manufacture Practice (“GMP”) recertification procedures at the Company’s main facility. The GMP recertification procedure is performed by the Chinese State Food and Drug Administration (“SFDA”) generally every five years. The Company’s Felodopine sustained-release tablets, launched in September 2010, also contributed to this quarter’s sales increase.

For the three months ended December 31, 2010, Clarithromycin sustained-release tablets, Itopride Hydrochloride granules, Baobaole chewable tablets, Radix Isatidis dispersible tablets and Felodipine sustained-release tablets, accounted for approximately 44.3%, 23.1%,15.5%, 15.4% and 1.3% of total revenue, respectively.

Gross profit in the second quarter of fiscal year 2011 was $16.8 million, an increase of 24.5% from $13.5 million in the prior year’s corresponding period. Gross margin decreased by 2.5% to 71.8% from 74.3% in the prior year quarter, primarily due to an increase in raw material prices, particularly related to the Company’s Clarithromycin sustained-released tablets and Radix Isatidis dispersible tablets and more sales generated from products with lower profit margin in the western pharmaceutical products category.

Selling, general and administrative expenses totaled $3.6 million for the three months ended December 31, 2010, down 31.2% from $5.3 million in the three months ended December 31, 2009. Advertising, marketing and promotion spending for the second quarter of fiscal 2011 was $1.0 million, a decrease of 55.2% compared to $2.2 million in the year ago period, primarily due to the decrease in marketing and promotional expenses on the Company’s traditional Chinese medicines in fiscal 2011. Selling, general and administrative expenses included a $0.4 million bad debt expense recovery in the second quarter of fiscal 2011, compared to a $0.5 million bad debt expense in the comparable prior year period.

Research and development expenses totaled $0.23 million for the three months ended December 31, 2010, compared with $1.1 million for the three months ended December 31, 2009. The significant year-over-year decrease in research and development expense reflects the expiration, in September 2010, of the Company’s R&D cooperative agreement with Shandong University.

Income from operations during the second quarter of fiscal year 2011 was $13.0 million, an 81.5% increase from $7.1 million during the three months ended December 31, 2009.

Other income was $1.7 million, primarily reflecting non-cash gains related to the change in fair value of derivative liabilities of $4.9 million, partially offset by interest expense of $3.3 million.

Net income for the three months ended December 31, 2010 was $11.1 million, compared to $5.3 million in the year ago quarter. Basic earnings per share were $0.87, compared with $0.49 per basic share in the year ago period. In the second quarter of fiscal 2011, the Company recorded diluted earnings per share of $0.50, compared to a loss of $1.06 per diluted share in the same quarter last year.

Excluding non-cash gains related to the change in fair value of derivative liabilities of $4.9 million, amortization of debt discount and debt issuance costs related to convertible debentures of $2.8 million, and unrealized loss on investments of $0.02 million, non-GAAP adjusted net income for diluted EPS was $5.5 million, or $0.37 per fully diluted share for the three months ended December 31, 2010, compared to non-GAAP adjusted net loss for diluted EPS of $16.8 million, or a loss of $1.11 per fully diluted share for the quarter ended December 31, 2009.

(*) See the reconciliation table at the end of this press release for a reconciliation of net income and EPS to non-GAAP adjusted net income and EPS.

Six Months Fiscal Year 2011 Results

Total revenue for the six month period ended December 31, 2010, increased by 20.0% to $51.1 million, compared to $42.6 million for the six month period ended December 31, 2009. Gross profit increased 16.4% to $36.8 million for the six month period ended December 31, 2010 as compared to $31.6 million for the six month period ended December 31, 2009. Gross profit margin was 72.1% for the first six months of fiscal year 2011, versus 74.3% for the corresponding prior year period. Operating income was $27.5 million, a 38.84% increase compared to $19.8 million in the same period last year. Net income during the six months ended December 31, 2010, was $21.7 million, or $1.74 per basic share, compared to $7.5 million, or $0.70 per basic share, for the corresponding period in 2009. Diluted earnings per share were $1.27 per share, compared to a loss of $0.89 per diluted share in the year ago period. Excluding non-cash gains related to the change in fair value of derivative liabilities of $12.3 million, amortization of debt discount and debt issuance costs related to convertible debentures of $9.8 million, and an unrealized loss on investments of $0.02 million, non-GAAP adjusted net income for diluted shares was $16.5 million, or $1.10 per fully diluted share for the six months ended December 31, 2010, compared to non-GAAP adjusted net loss for diluted shares of $7.2 million, or a loss of $0.48 per fully diluted share, for the six months ended December 31, 2009.

Financial Condition

As of December 31, 2010, the Company had $135.9 million in cash and cash equivalents as compared to $108.6 million at the end of June 30, 2010. Working capital was $126.0 million as of December 31, 2010. Shareholder’s equity totaled $172.6 million, as compared to $134.5 million at the end of fiscal 2010. The Company generated $26.1 million in cash flow from operating activities in the first half of fiscal 2011.

Business Outlook and Guidance

 “While our top-selling drugs have reached a mature phase in their product lifecycles, we believe their revenue run-rates can be maintained in the near-term. In the second half of fiscal 2011, we expect a continued increase in sales of our new line of Felodipine sustained-release tablets and incremental revenue from the re-launch of several traditional Chinese medicines at our Hongrui facility,” commented Mr. Jin.

The Company reaffirms its guidance of revenues for fiscal year 2011 of between $94 million and $96 million, but withholds its previous guidance of net income. The management needs additional time to observe and evaluate the situation of higher raw material costs which is expected to affect the Company’s profitability of fiscal year 2011.

Subsequent Events

•
On January 4, 2011, the Company announced that its Hongrui factory has been awarded with the Good Manufacturing Practices Certificate for Pharmaceutical Products (“GMP Certificate”) by China’s State Food and Drug Administration (“SFDA”). The GMP Certificate is valid until the end of 2015. Based on the new GMP Certificate, the Company’s Hongrui factory is allowed to manufacture traditional Chinese medicines (“TCMs”) in the form of tablet, granule, pill, mixture, syrup, concentrated decoction, and oral intake solution. Based on the new GMP Certificate, our Hongrui factory is also allowed to produce lactulose concentrate, which is used as a raw material in various medicines. We completed the renovation and upgrade of our Hongrui factory in October 2010. As a result, oral intake solution and lactulose concentrate were newly added to our GMP Certificate. We have also re-launched several of the traditional Chinese medicines produced at Hongrui, including Laiyang Pear Cough Syrup and Kang Gu Sui Yan Pian (an osteomyelitis treatment tablet).

•
On January 19, 2011, the Company entered into a Settlement Agreement with the sole holder of its November 2007 Debenture, majority holder of its May 2008 Notes (the “Holder”) under which the Company agreed to issue a total of 886,277 shares of its common stock to the Holder and the other holders of the May 2008 Notes by January 20, 2011 as payment for all delinquent interest and associated penalties and the Holder agreed to waive the events of default provisions set forth in the November 2007 Debenture and May 2008 Notes. The Holder also agreed to extend the due date of the November 2007 Debentures to February 28, 2011.

Conference Call

Jiangbo Pharmaceuticals, Inc. management will host a conference call at 9:00 a.m. Eastern Standard Time on Wednesday, February 23, 2011 to discuss financial results for the second quarter fiscal 2011 ended December 30, 2010.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 395-5819. International callers should dial +1 (706) 643-6986. The Conference ID for this call is 45929313.

If you are unable to participate on the live call, a replay will be available for 14 days starting on Wednesday, February 23, 2011 at 11:00 a.m. Eastern Standard Time. To access the replay, dial (800) 642-1687, international callers dial (706) 645-9291. The Conference ID is 45929313.

Use of Non-GAAP Adjusted Financial Information

This press release includes certain financial information, non-GAAP adjusted net income and non-GAAP adjusted fully diluted earnings per share, which are not presented in accordance with GAAP. Non-GAAP adjusted net income was derived by taking net income and adjusting it with non-cash gains or losses related to the change in fair value from derivative liabilities and the amortization of debt discount and debt issuance costs related to convertible debentures. The Company's management believes that these non-GAAP adjusted measures provide investors with a better understanding of the Company's historical results from its core business operations. To supplement the Company's condensed consolidated financial statements presented on a non-GAAP adjusted basis, the Company has provided non-GAAP adjusted financial information, which is non-GAAP adjusted net income and non-GAAP adjusted earnings per share, excluding the impact of these items in this press release. The non-GAAP adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP adjusted financial information provided by the Company may also differ from non-GAAP adjusted information provided by other companies. A table at the end of this press release provides a reconciliation of the non-GAAP adjusted financial information to the nearest GAAP measure.

About Jiangbo Pharmaceuticals, Inc.

Jiangbo Pharmaceuticals, Inc. is engaged in the research, development, production, marketing and sales of pharmaceutical products in China. The Company’s operations are located in Eastern China in an Economic Development Zone in Laiyang City, Shandong Province. Jiangbo produces both western and Chinese herbal-based medical drugs in tablet, capsule, granule, syrup and electuary (sticky syrup) form. For additional information, please visit the Company’s website (www.jiangbopharma.com).

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

-     Financial Statements Follow –
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JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY GENESIS PHARMACEUTICALS ENTERPRISES, INC.)
RECONCILIATION OF NON-GAAP NET INCOME
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income for basic EPS	$11,129,636	$5,328,141	$21,704,324	$7,479,816
Loss from discontinued operations	-	87,561	-	164,769
Unrealized loss (gain) on investment	16,073	(14,743)	18,947	(265,747)
Gain in change of fair value of derivative liabilities	(4,869,139)	(6,687,085)	(12,323,490)	(1,865,992)
Amortization of debt issuance costs related to convertible debentures	84,548	284,967	319,280	472,755
Amortization of debt discount	2,719,639	5,466,965	9,496,775	7,547,835
Adjusted net income for Basic EPS -non GAAP	$9,080,757	$4,465,806	$19,215,836	$13,533,436

Net income (loss) for diluted EPS -GAAP	$7,538,644	$(15,911,145)	$18,976,929	$(13,238,638)
Adjusted net income (loss) for diluted EPS - non GAAP	$5,489,765	$(16,773,480)	$16,488,441	$(7,185,018)

Basic Weighted Average Number of Shares	12,730,365	10,983,405	12,484,360	10,744,648

Adjusted Basic Earnings per share	$0.71	$0.41	$1.54	$1.26

Diluted Weighted Average Number of Share	14,958,365	15,065,301	14,956,173	14,829,605

Adjusted Diluted Earnings per share	$0.37	$(1.11)	$1.10	$(0.48)

** Including outstanding options and warrants using treasury method of calculation plus the number of shares if converted from the convertible debt

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND JUNE 30, 2010

	December 31,	June 30,
	2010	2010
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$135,892,700	$108,616,735
Restricted cash	15,341,042	11,135,880
Investments	133,754	168,858
Accounts receivable, net of allowance for doubtful accounts of $959,677 and $1,343,421 as of December 31, 2010 and June 30, 2010, respectively	26,172,643	33,195,201
Inventories	3,327,328	2,200,614
Other receivables	53,460	13,241
Other receivable - related parties	166,870	324,060
Advances to suppliers	804,260	260,688
Financing costs	116,353	435,634
Total current assets	182,008,410	156,350,911

PLANT AND EQUIPMENT, net	13,596,299	13,284,312

OTHER ASSETS:
Long Term Prepayments	222,043	110,725
Intangible assets, net	32,775,832	32,594,326
Total other assets	32,997,875	32,705,051

Total assets	$228,602,584	$202,340,274

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,411,185	$4,113,219
Short term bank loans	-	2,209,500
Notes payable	15,341,042	11,135,880
Other payables	3,052,231	3,888,034
Other payables - related parties	434,207	255,595
Accrued liabilities	6,329,637	4,899,829
Taxes payable	5,027,636	6,259,271
Refundable security deposits due to distributors	3,944,200	3,829,800
Liabilities assumed from reorganization	307,144	524,614
Derivative liabilities	3,973,365	18,497,227
Convertible debt, net of discount $4,172,977 and $13,669,752 as of December 31, 2010 and June 30, 2010, respectively	13,207,023	12,210,248
Total current liabilities	56,027,670	67,823,217

Total liabilities	56,027,670	67,823,217

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Convertible preferred stock Series A ($0.001 par value; 20,000,000 shares authorized as of December 31, 2010 and June 30, 2010, 0 shares issued and outstanding as of December 31, 2010 and June 30, 2010)	-	-
Common stock ($0.001 par value, 22,500,000 shares authorized, 12,799,542 and 11,701,802 shares issued and outstanding as of December 31, 2010 and June 30, 2010, respectively)	12,800	11,702
Additional paid-in capital	41,780,797	30,846,915
Capital contribution receivable	(11,000)	(11,000)
Retained earnings	114,502,183	92,797,859
Statutory reserves	3,253,878	3,253,878
Accumulated other comprehensive income	13,036,256	7,617,703
Total shareholders' equity	172,574,914	134,517,057
Total liabilities and shareholders' equity	$228,602,584	$202,340,274

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2010 AND 2009
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

REVENUES:
Sales	$23,420,855	$18,179,942	$51,090,477	$42,563,996

Total revenues	23,420,855	18,179,942	51,090,477	42,563,996

COST OF SALES
Cost of sales	6,599,444	4,667,049	14,260,866	10,927,448

Total cost of sales	6,599,444	4,667,049	14,260,866	10,927,448

GROSS PROFIT	16,821,411	13,512,893	36,829,611	31,636,548

RESEARCH AND DEVELOPMENT EXPENSE	231,930	1,106,385	1,193,280	2,205,960

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,617,338	5,259,213	8,104,271	9,601,019

INCOME FROM OPERATIONS	12,972,143	7,147,295	27,532,060	19,829,569

OTHER (INCOME) EXPENSE:
Change in fair value of derivative liabilities	(4,869,139)	(6,687,085)	(12,323,490)	(1,865,992)
Other income - related parties	(82,731)	(80,668)	(164,076)	(161,304)
Non-operating (income) expense, net	(55,245)	366,685	(53,903)	214,271
Interest expense, net	3,345,301	6,162,640	11,109,571	8,919,818
Loss from discontinued operations	-	87,561	-	164,769
Total other (income) expense, net	(1,661,814)	(150,867)	(1,431,898)	7,271,562

INCOME BEFORE PROVISION FOR INCOME TAXES	14,633,957	7,298,162	28,963,958	12,558,007

PROVISION FOR INCOME TAXES	3,504,321	1,970,021	7,259,634	5,078,191

NET INCOME	11,129,636	5,328,141	21,704,324	7,479,816

OTHER COMPREHENSIVE INCOME:
Unrealized holding gain (loss)	-	32,827	-	56,371
Foreign currency translation adjustment	2,506,916	44,704	5,418,553	196,884

COMPREHENSIVE INCOME	$13,636,552	$5,405,672	$27,122,877	$7,733,071

BASIC WEIGHTED AVERAGE NUMBER OF SHARES	12,730,365	10,983,405	12,484,360	10,744,648

BASIC EARNINGS PER SHARE	$0.87	$0.49	$1.74	$0.70

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	14,958,365	15,065,301	14,956,173	14,829,605

DILUTED EARNINGS PER SHARE	$0.50	$(1.06)	$1.27	$(0.89)

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHES ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,704,324	$7,479,816
Loss from discontinued operations	-	164,769
Income from continued operations	21,704,324	7,644,585
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	416,045	391,435
Amortization of intangible assets	778,857	803,234
Amortization of debt issuance costs	319,281	472,753
Amortization of debt discount	9,496,775	7,547,834
Loss from issuance of shares in lieu of cash interest payment	-	317,124
Bad debt (recovery) expense	(416,776)	581,287
Realized gain on sale of marketable securities	(2,844)	406,551
Unrealized gain on investments	18,947	(265,747)
Change in fair value of derivative liabilities	(12,323,490)	(1,865,992)
Stock-based compensation	83,635	135,104
Gain on legal settlement	(91,495)	-
Changes in operating assets and liabilities
Accounts receivable	8,296,724	(1,062,126)
Inventories	(1,043,215)	(653,303)
Other receivables	(14,604)	161,727
Other receivables- related parties	164,076	(161,304)
Advances to suppliers	(527,128)	(235,033)
Accounts payable	179,212	(3,277,854)
Other payables	(1,201,509)	187,153
Other payables - related parties	224,031	93,588
Accrued liabilities	1,433,798	(299,688)
Liabilities assumed from reorganization	-	(79,150)
Taxes payable	(1,394,627)	(7,651,766)
Net cash provided by operating activities	26,100,017	3,190,412

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	19,002	531,333
Purchase of equipment and building improvements	(116,355)	(76,707)
Prepayment for equipment	(106,202)	-
Purchase of land use right	-	(16,975,633)
Net cash used in investing activities	(203,555)	(16,521,007)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(3,807,682)	(7,207,356)
Payments for bank loans	(2,237,400)	(2,199,600)
Proceeds from notes payable	15,084,178	14,539,356
Principal payments on notes payable	(11,276,496)	(7,332,000)
Net cash used in financing activities	(2,237,400)	(2,199,600)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	3,616,903	135,321

NET INCREASE (DECREASE) IN CASH and CASH EQUIVALENTS	27,275,965	(15,394,874)

CASH and CASH EQUIVALENTS, beginning	108,616,735	104,366,117

CASH and CASH EQUIVALENTS, ending	$135,892,700	$88,971,243

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$85,904	$390,861
Cash paid for income taxes	$8,208,527	$1,289,849
Non-cash investing and financing activities:
Fixed asset added but not paid	$216,282	$0
Common stock issued for interest payment	$-	$667,500
Common stock issued for convertible notes conversion	$8,500,000	$5,200,000
Common stock issued for legal settlement	$150,975	$-
Derivative liability reclassified to equity upon conversion	$2,200,370	$4,049,887
Transfer of investments to settle liabilities assumed from reorganization	$-	1,124,916

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